EXHIBIT 99.(a)(1)(L)

Quest Software, Inc.
Notice of Grant of Stock Options	ID: 33-0231678
and Option Agreement	5 Polaris Way
Aliso Viejo, CA 92656

Option Number:
Plan:
ID:

Effective DATE, you have been granted a Non-Qualified Stock Option to buy NUMBER shares of Quest Software, Inc. (the Company) stock under the Company’s [            ] Stock Incentive Plan (the New Option). This New Option has an exercise price of $PRICE per share. The total exercise price of the shares subject to the New Option is $TOTAL PRICE.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

NOTE: This New Option has been granted in consideration for the cancellation of Option Number [            ] pursuant to the terms of the Offer to Amend or Replace Eligible Options. The Original Grant Date for Option Number [            ] is [            ].

By your signature and the Company’s signature below, you and the Company agree that the New Option has been granted under and is governed by the terms and conditions of the Company’s [            ] Stock Incentive Plan, as amended and the Company’s standard form of Stock Option Agreement, all of which are attached and made a part of this document.

Quest Software, Inc.	Date

EMPLOYEE NAME	Date